SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 1, 2015

WONHE HIGH-TECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-54744	26-0775642
(State of other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization		Identification No.)

Room 1001, 10th Floor, Resource Hi-Tech Building South Tower No. 1 Songpingshan Road, North Central Avenue North High-Tech Zone Nanshan District, Shenzhen, Guangdong Province, P.R. China 518057
(Address of principal executive offices) (Zip Code)

852-2815-0191
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers

On June 1, 2015 Yang Jie submitted his resignation from his position as a member of the Registrant's Board of Directors.

On June 2, 2015 the Board of Directors elected Youliang Wang to fill the vacancy on the Board of Directors. Information regarding Mr. Wang follows.

Youliang Wang. Mr. Wang provides the Registrant with the benefit of 25 years of business experience. Mr. Wang is currently the General Manager and Chief Executive Officer of Heilongjiang Zhongxian Information Co., Ltd., and has held those positions since 2010. From 2008 to 2010, Mr. Wang was employed as Vice President of the Jiangsu branch of Guofa Venture Investment Co., Ltd. From 2006 to 2008, Mr. Wang was employed as Chief Marketing Officer of Yunnan Nanyao Jiaoxiong Pharmaceutical Co., Ltd. From 1997 to 2006, Mr. Wang was employed as President of Tonghua Hongyuan Trading Co., Ltd., a company that he founded. Previously, Mr. Wang spent six years as a staff member in the Tonghua branch of China Construction Bank. Mr. Wang graduated from Jilin University with a bachelor's degree in economics. He is 48 years old.

Also on June 2, 2015 the Board of Directors appointed Jingwu Li to serve as the Registrant's Chief Financial Officer. Mr. Li has been a member of the Registrant's Board of Directors since June 2012. Information about Mr. Li follows.

Jingwu Li. Since 2010, Mr. Li has been employed as Vice Director of Shenzhen Wonhe Technology Co., Ltd., an affiliate of the Registrant. During the same period, Mr. Li has also been employed as Vice Director of Guwang Xinke Venture Capital Investment Jiangsu Co., Ltd. From 2006 until 2010, Mr. Li served as a director and general manager of Hong Kong Jianheng International Limited, a company specializing in international trade and e-commerce.  From 2005 until 2006, Mr. Li served as a general manager of Shanghai Jinmu Trading Co., Ltd., a steel products processing and trading company.   From 2002 until 2005, Mr. Li served as the Vice-General Manager of Beijing Fuyuan Shengshi E-Commerce Co., Ltd., a company engaged in e-commerce.   From 1999 until 2002, Mr. Li served as the business section chief in the Pizhou City Labor Trade Centre.   Mr. Li graduated from the Capital University of Economics and Business with a degree in university economic management. He is 39 years old.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WONHE HIGH-TECH INTERNATIONAL, INC.

Dated: June 3, 2015	By:	/s/ Nanfang Tong
Nanfang Tong
Chief Executive Officer

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